              WRC Media Inc.
[WRC LOGO]    512 Seventh Avenue
              22nd Floor
              New York, NY  10018



TO:  Richard Nota
     WRC Media Inc.
     212-768-1150
     Fax 212-768-1887
     RNOTA@WRCMEDIA.COM
     ------------------
     www.wrcmedia.com

For Immediate Release


          WRC MEDIA INC., A LEADING SUPPLEMENTARY EDUCATION PUBLISHER,
                    REPORTS FOURTH QUARTER RESULTS FOR 2002


New York, NY, March 24, 2003 - WRC Media reports fourth quarter results for the period ended December 31, 2002.

WRC Media's consolidated EBITDA (excluding unrestricted subsidiaries - see footnote 1) for the fourth quarter ended December 31, 2002 was $17.3 million, $2.6 million or 13.1% lower than the same period last year, on revenue of $62.8 million, which was $7.6 million or 10.8% lower than in 2001. For the full year ended December 31, 2002 WRC Media consolidated EBITDA (excluding unrestricted subsidiaries- see footnote 1) was $53.0 million which was lower than the prior year by $3.2 million or 5.8%. This was primarily driven by lower sales of CompassLearning's software caused in part by delays in federal education funding reaching school administrators, which was partially offset by lower operating costs and expenses resulting from the Company's restructuring plan implemented in 2002. WRC Media's consolidated revenue for the year ended December 31, 2002 decreased 9.3%, to $210.0 million from $231.5 million in 2001.

Martin E. Kenney, Jr. Chief Executive Officer, commented, "In the fourth quarter, WRC's revenue was lower as a result of a continuing difficult education funding environment. K-12 funding continues to be impacted by growing state budget deficits (according to the National Governors Association, states face a possible collective budget shortfall of $40 billion by the end of the fiscal year - see footnote 2). Although the federal money for education has increased over the previous year, especially for education technology initiatives, this greater federal funding was not enough to offset reduced state education funding. All of our sales and marketing efforts continue to be geared to immediately seize the opportunities presented under the new guidelines of the Elementary and Secondary Education Act as well as the provisions of the "No Child Left Behind Act," especially our divisions which emphasize reading, test prep and assessment. We continue to make prudent investments in new textbooks and test development at AGS, as well as in new World Almanac and Weekly Reader library imprints. Our new Literacy for Success product is an intermediate reading solution and will be an extension of our K-3 reading solution and incorporate content from AGS, CompassLearning and Weekly Reader (Content includes AGS' GRADE, Compass Learning's C-PAS, CompassLearning Reading, CompassLearning Language Arts and Weekly Reader.com). The market for reading improvement is extensive and will benefit from the new education act. At CompassLearning, the Company's pipeline is robust. However, the uncertainty of the economy and its continuing impact on state funding continues to be a concern. It is our strategy to capitalize on this changing marketplace and buyer uncertainty by providing a product and service solution, both web and server delivered - that is scalable to the customer's needs - and able to capture all levels of available funding. Our strategic initiatives include accessing new sales channels and non-traditional funding sources such as not-for-profit foundations with a comprehensive state wide model proposal - for electronic and print delivery - both to prepare students for "high stakes" tests and insure corrective instruction for all early readers." Kenney continued, "Our outlook indicates the operating environment will continue to be challenging at least through the first-half of 2003. As a result, we have taken appropriate steps to protect our bottom-line by implementing a restructuring plan in the fourth quarter which included a workforce reduction and consolidation of facilities. While these steps negatively impacted our fourth quarter EBITDA performance by approximately $1.4 million, the restructuring and realignment measures will enhance the competitive position of the Company and protect future profitability. The 2002 restructuring initiative is expected to generate at least $9.0 million in ongoing savings for the Company. We believe that once market conditions improve, our quality brands - Weekly Reader, the World Almanac, AGS, and Gareth Stevens children's books, which are recognized among the richest source of learning materials and reference data in the world - will continue to lead in the marketplace. We are cautiously optimistic that school administrators will increase their spending of federal dollars which must be utilized by the end of the current school year. Once school spending does increase, we believe that our extensive pipeline of new products will result in improvement to our top-line performance. Regardless of the top line, we will continue to manage to our bottom line targets as we have done successfully in the past, through a continued focus on controlling our operating costs. In the long run, the new guidelines for education funding which emphasize reading, test prep and assessment, as well as the requirement that supplemental materials be scientifically research-based continue to bode well for WRC Media."

2002 Restructuring Plan

The 2002 Plan of Restructuring included integration and cost reduction initiatives comprised of closures of facilities and a reduction in work force. Pursuant to the 2002 Plan of Restructuring, headcount was selectively eliminated throughout the company. Severance and other benefit costs of approximately $3.2 million relate to the reduction of these employees from the workforce. Most of the workforce reductions represented administrative and back office related employees. Approximately $1.8 million in severance and other benefit costs relating to the 2002 Plan of Restructuring were paid as of December 31, 2002. The workforce reduction was substantially completed in mid-January 2003. For the year ended December 31, 2002, approximately $5.4 million of the total net charge of $8.6 million related to lease termination costs which consisted of the future estimated lease payments, net of probable sublease income.

Of the restructuring and other non-recurring charges of $8.6 million, $6.7 million represented non-cash charges for the year ended December 31, 2002. Approximately $1.9 million was paid in 2002 and the remaining $6.3 million is expected to be spent as follows: 2003 - $2.9 million and 2004 and beyond - $3.4 million. The total cash outlay is expected to be funded from existing cash balances and internally generated cash flows from operations. The actions to implement the 2002 restructuring initiative are expected to generate at least $9.0 million in ongoing savings for the Company, primarily from the reduction of fixed costs. The Company expects to begin to fully realize these benefits in 2003, once the restructuring initiatives are completely implemented.

Net revenue for the fourth quarter of 2002 decreased $7.6 million, or 10.8%, to $62.8 million from $70.3 million for the same period in 2001. At CompassLearning, total revenue decreased $4.3 million, or 22.1%, to $15.4 million for the three months ended December 31, 2002 from $19.7 million for the same period in 2001. CompassLearning derives most of its software sales through federal Title 1 appropriations granted to schools. The Company should benefit directly from the increased federal funding when the funds reach school administrators. Fourth quarter sales at ChildU, WRC's unrestricted subsidiary (see footnote 1 below), approximated $0.3 million which was $0.1 million or 25.0% lower than the same period in 2001 driven by lower sales of its online curriculum products. At World Almanac Education Group, fourth quarter sales decreased by $3.6 million, or 18.3% to $16.3 million from $19.9 million for the same period in 2001. At AGS, sales increased $0.2 million, or 1.8%, to $11.7 million for the fourth quarter of 2002 from $11.5 million for the same period in 2001, primarily due to higher sales of assessment products. At Weekly Reader, sales of $19.1 million for the fourth quarter of 2002 were $0.3 million or 1.8% higher than the same period in 2001.

----------------------------------------------------------------------------

2002 Full Year Results

WRC Media consolidated EBITDA (excluding unrestricted subsidiaries- see footnote 1 below) for the year ended December 31, 2002 of $53.0 million was lower than the prior year by $3.2 million or 5.8%. The lower profitability compared to prior year was primarily driven by lower sales of CompassLearning's software partially offset by lower operating costs and expenses resulting from the Company's restructuring plan implemented in 2002.

WRC Media's consolidated revenue for the year ended December 31, 2002 decreased 9.3%, to $210.0 million from $231.5 million in 2001. This decrease was primarily due to a decrease in sales at CompassLearning of $17.3 million, or 25.3%, to $51.2 million for the year ended December 31, 2002 from $68.5 million in 2001 combined with a decrease in sales at Weekly Reader Corporation of $5.7 million, or 3.5%, to $156.5 million for the year ended December 31, 2002 from $162.2 million in 2001. These sales decreases were partially offset by higher sales at ChildU. ChildU net sales increased significantly by $1.5 million, or 187.5%, to

$2.3 million for the year ended December 31, 2002 from $0.8 million in 2001. This increase in sales was driven by greater revenue from ChildU's on-line software products which received greater market acceptance resulting in part from the increase in the number of schools connected to the Internet in 2002 compared to the prior year. The decrease in sales at Weekly Reader Corporation was due to (1) a decrease in sales at World Almanac of $4.0 million, or 6.9% to $54.0 million for the year ended December 31, 2002 from $58.0 million for the year ended December 31, 2001; (2) a decrease in sales at Weekly Reader, not including World Almanac and American Guidance, of $2.7 million, or 5.7% for the year ended December 31, 2002 to $44.6 million from $47.3 million for the year ended December 31, 2001; and (3) an increase in sales at American Guidance Service of $1.1 million, or 1.9%, to $57.9 for the year ended December 31, 2002 from $56.8 million for the year ended December 31, 2001.

For the year ended December 31, 2002, income from operations increased $32.7 million, or 252.5%, to income from operations of $19.8 million from a loss from operations of $12.9 million in 2001. This increase was primarily due to lower amortization of goodwill and intangible assets of $44.9 million partially offset by $14.8 million lower gross profit driven by the lower sales discussed above. The significant decrease in amortization of goodwill and intangible assets was primarily due to a decrease in amortization of goodwill and intangibles with indefinite lives as a result of the Company's adoption of SFAS No. 142 in 2002, which requires that goodwill and intangible assets that have indefinite useful lives will not be amortized but rather be tested at least annually for impairment. The Company completed the transitional goodwill impairment test during the second quarter ended June 30, 2002 resulting in an impairment charge of $72.0 million, which was recorded as a cumulative effect of an accounting change as of January 1, 2002. In December 2002, the Company completed its first annual re-assessment of its goodwill and intangible assets with indefinite lives and noted no further impairment. This review was performed using estimates of future cash flows. Management believes that the estimates of future cash flows and fair value are reasonable; however, future changes in estimates of such cash flows and fair value could affect the evaluations.

Net loss increased by $46.9 million, or 96.8% for the year ended December 31, 2002 to $95.4 million from $48.5 million in 2001 primarily due to $37.7 million of net non-cash charges resulting for the Company's adoption of SFAS No. 142 described above (comprised of the $72.0 million non-cash impairment charge recorded as a cumulative effect of an accounting change, $10.7 million of non-cash tax provision partially offset by $45.0 million lower amortization of goodwill).

As of December 31, 2002, WRC Media Inc.'s cash balance was $9.1 million (which included $1.1 million of cash restricted to fund WRC Media's unrestricted subsidiary) and consolidated debt was $273.9 million. During the year ended December 31, 2002, WRC Media Inc. made scheduled principal payments of $6.2 million on its senior credit facilities and as of December 31, 2002, there were no outstanding advances under our revolving credit facility. Capital expenditures (including prepublication costs) for the year ended December 31, 2002 were $11.1 million.

--------------------------------------------------------------------------------
Footnote 1:   EBITDA is defined as income (loss) before interest expense, taxes, depreciation and amortization excluding WRC Media's unrestricted subsidiaries. EBITDA in a non-GAAP measure and is included in our discussion because we believe this information may be considered by investors as an additional basis on which to evaluate WRC
              Media's ability to pay interest, re-pay debt and make capital expenditures. Because all companies do not calculate EBITDA identically, the presentation of EBITDA in this press release is not necessarily comparable to similarly titled measures of other companies. EBITDA does not represent or should not be considered more meaningful than, or an alternative to, measures of operating performance determined in accordance with generally accepted accounting principles. Given the projected near-term financial performance of ChildU(TM)and ThinkBox(TM), WRC Media designated
              ChildU(TM)and ThinkBox(TM). "Unrestricted Subsidiaries" under its
              Credit Agreement so as to: (i) exclude them from all the negative covenants in the Credit Agreement, including the financial covenants, and from agreed upon affirmative covenants, representations and warranties and events of default; and (ii)
              Permit additional investments in ChildU(TM)and ThinkBox(TM) by WRC
              Media and its subsidiaries in excess of the acquisition funding requirements to fund operations, if necessary. As a result of the above-mentioned designation, ChildU(TM)and ThinkBox(TM) financial performance will not be reflected in any covenant calculations.
              Accordingly, Consolidated EBITDA (before unrestricted subsidiaries) is defined as WRC Media consolidated EBITDA excluding the EBITDA loss contributed by its unrestricted subsidiaries - ChildU(TM)and its investment in ThinkBox(TM).

Footnote2:    Source:  Reuters, November 25, 2002

--------------------------------------------------------------------------------

                                  * * * * * * *

WRC Media Inc., a leading publishing and media company, creates and distributes innovative supplementary educational materials for the school, library, and home markets. WRC Media's product suite includes some of the best-known brands in education, recognized for their consistent high quality and proven effectiveness. WRC Media Inc. operates in one industry segment, educational publishing organized in two principal operating units:

The Assessment, Curriculum and Electronic Group is comprised of AGS(R) and CompassLearning, Inc.

       AGS(R) is a leader in producing highly reliable and valid behavior, ability, achievement, and speech-language assessments for all ages. The company also publishes a variety of high-interest, low-reading-level textbooks for middle and high school students, as well as curriculum-based assessment software and test preparation programs.

       CompassLearning(TM) is the leader in research-driven, standards-based innovative-learning solutions that provide choices to help teachers manage student performance, personalize learning, and connect communities of learners. With over 7,000 hours of curriculum and instruction, more than 20,000 schools use CompassLearning(TM) solutions.

The Reference and Periodicals Group is comprised of World Almanac Education Group, Weekly Reader Corporation and Lifetime Learning Systems.

       World Almanac Education Group, Inc. publishes the World Almanac(R), the World Almanac for Kids, Facts On File(R) news periodicals and Internet services, Gareth Stevens books, and the Funk & Wagnalls(R) encyclopedia. The company distributes high quality print and electronic education materials to schools and libraries.

       Weekly Reader Corporation publishes Weekly Reader(R) periodicals serving over 7 million school children. It also publishes other branded periodicals and instructional materials, including Teen Newsweek(R), published for middle and high school students.

       Lifetime Learning Systems(R) is the recognized leader in developing customized educational programs. Lifetime's programs are customized for sponsors; including corporations, nonprofit associations and government agencies that have the need to cost effectively convey important public relations and marketing messages to targeted audiences.

Information in this press release contains forward-looking statements, including statements regarding our expectations, beliefs, intentions or strategies that involve a number of risks, uncertainties, and assumptions. Should any of the risks or uncertainties develop into actual events, or our assumptions prove to be inaccurate, actual outcomes and results could differ materially from what is expressed in such forward-looking statements and these developments or inaccuracies could materially and adversely affect our business, financial condition and results of operations. Risks and uncertainties relating to WRC Media's and its subsidiaries' businesses are set forth in the documents and reports filed from time to time with the Securities and Exchange Commission.

The Q4 investor call is scheduled for Wednesday, March 26, 2003; the following is the dial-in information for the call:

   Date:          Wednesday, March 26, 2003

   Time:          11:00 am (Eastern Standard Time)

   Call-in:       Domestic:         (888) 273-9887

                  International:    (612) 332-0345

   Chairperson:   Martin Kenney

   Call name:     WRC Media Conference


Additional links:
WWW.WRCMEDIA.COM
WWW.AGSNET.COM
WWW.COMPASSLEARNING.COM
WWW.WEEKLYREADER.COM
WWW.WORLDALMANAC.COM
WWW.WORLDALMANACFORKIDS.COM
WWW.FACTS.COM
WWW.WAE.CC
WWW.CHILDU.COM
WWW.GARETHSTEVENS.COM
WWW.THINKBOX.COM
WWW.LLS-ONLINE.COM

                                 WRC Media Inc.
              For the three months ended December 31, 2002 and 2001
                                ($ in thousands)


                                                                              Actual                       Increase/(Decrease)
                                                                  -------------------------------   -------------------------------
                                                                   12/31/2002       12/31/2001            $               %
                                                                  --------------  ---------------   --------------  ---------------
Net Revenue                                                            $ 62,776         $ 70,338         $ (7,562)          (10.8%)

Costs and Expenses:
       Operating costs and expenses                                      47,514           51,733           (4,219)           (8.2%)
       Restructuring and non-recurring expenses                           8,594             -               8,594           100.0%
       Depreciation                                                         757              808              (51)           (6.3%)
       Amortization of goodwill and other intangibles                     4,663           12,496           (7,833)          (62.7%)
                                                                  --------------  ---------------   --------------  ---------------
       Total operating costs and expenses                                61,528           65,037           (3,509)           (5.4%)

Operating Income/(Loss)                                                   1,248            5,301           (4,053)           76.5%

Interest expense                                                          7,464            7,789             (325)           (4.2%)
Other, net (income)/expense                                               1,132              667              465            69.7%
Income taxes                                                                596              155              441           284.5%
                                                                  --------------  ---------------   --------------  ---------------

Net Income/(Loss)                                                      $ (7,944)        $ (3,310)        $ (4,634)         (140.0%)
                                                                  ==============  ===============   ==============  ===============


EBITDA
       Net Loss                                                        $ (7,944)        $ (3,310)        $ (4,634)         (140.0%)
       Depreciation and amortization of intangibles**                     5,672           13,304           (7,632)          (57.4%)
       Income taxes                                                         596              155              441           284.5%
       Interest expense                                                   7,464            7,789             (325)           (4.2%)
       Non-cash non-recurring charges                                    10,213             -              10,213           100.0%
                                                                  --------------  ---------------   --------------  ---------------
EBITDA                                                                   16,001           17,938           (1,937)          (10.8%)
       Add: ChildU EBITDA loss                                              332            1,497           (1,165)          (77.8%)
       Add: Thinkbox EBITDA loss                                            964              464              500           107.8%
                                                                  --------------  ---------------   --------------  ---------------
EBITDA  (excluding unrestricted subsidiaries)                          $ 17,297         $ 19,899         $ (2,602)          (13.1%)
                                                                  ==============  ===============   ==============  ===============

** 2002 amount includes amortization of capitalized software costs of $252 which are included in operating costs and expenses above for the three months ended December 31, 2002.

                                 WRC Media Inc.
                 For the years ended December 31, 2002 and 2001
                                ($ in thousands)


                                                                             Actual                       Increase/(Decrease)
                                                                 ------------------------------    -------------------------------
                                                                  12/31/2002      12/31/2001             $               %
                                                                 --------------  --------------    --------------  ---------------

Net Revenue                                                          $ 209,958       $ 231,469         $ (21,511)           (9.3%)

Costs and Expenses:
      Operating costs and expenses                                     159,766         177,430           (17,664)          (10.0%)
      Restructuring and non-recurring expenses                           8,594            -                8,594           100.0%
      Depreciation                                                       3,041           3,227              (186)           (5.8%)
      Amortization of goodwill and other intangibles                    18,812          63,757           (44,945)          (70.5%)
                                                                 --------------  --------------    --------------  ---------------
      Total operating costs and expenses                               190,213         244,414           (54,201)          (22.2%)

Operating Income/(Loss)                                                 19,745         (12,945)           32,690           252.5%

Interest expense                                                        29,844          33,319            (3,475)          (10.4%)
Other, net (income)/expense                                              2,343           1,583               760            48.0%
Income taxes                                                            10,980             658            10,322          1568.7%
                                                                 --------------  --------------    --------------  ---------------
Net Loss before cumulative effect of change
    in accounting principle                                            (23,422)        (48,505)           25,083            51.7%
Cumulative effect of change in accounting principle                    (72,022)           -              (72,022)             -
                                                                 --------------  --------------    --------------  ---------------

Net loss                                                             $ (95,444)      $ (48,505)        $ (46,939)          (96.8%)
                                                                 ==============  ==============    ==============  ===============


EBITDA
      Net Loss                                                       $ (95,444)      $ (48,505)        $ (46,939)          (96.8%)
      Depreciation and amortization of intangibles**                    22,209          66,984           (44,775)          (66.8%)
      Income taxes                                                      10,980             658            10,322          1568.7%
      Interest expense                                                  29,844          33,319            (3,475)          (10.4%)
      Cumulative effect of change in accounting principle               72,022            -               72,022           100.0%
      Non-cash, non-recurring charges                                    8,594            -                8,594           100.0%
                                                                 --------------  --------------    --------------  ---------------
EBITDA                                                                  48,205          52,456            (4,251)           (8.1%)
      Add: ChildU EBITDA loss                                            1,727           2,909            (1,182)          (40.6%)
      Add: Thinkbox EBITDA loss                                          3,064             875             2,189           250.2%
                                                                 --------------  --------------    --------------  ---------------
EBITDA  (excluding unrestricted subsidiaries)                         $ 52,996        $ 56,240          $ (3,244)           (5.8%)
                                                                 ==============  ==============    ==============  ===============

** 2002 Amount includes amortization of capitalized software costs of $356 which are included in operating costs and expenses above for the year ended December 31, 2002.




                                       9